Exhibit 10.10

EXTENSION AND MODIFICATION OF LEASE AGREEMENTS

Reference (theleases):

Lease Agreement dated October 11. 2007, between Reeves & Associates, LLC (Landlord) and Caldera Pharmaceuticals. Inc. (Tenant) with respect to Unit D of property located at 278 DP Road, Los Alamos, New Mexico, commencing on October 15, 2007, and ending on September 30, 2010; and

Lease Agreement dated October 11, 2007, between Reeves & Associates. LLC (Landlord) and Caldera Pharmaceuticals Inc. (Tenant) with respect to Unit C of property located at 278 DP Road. Los Alamos, New Mexico. commencing on November 15, 2007, and ending on October 31. 2010.

1. Succesor Landlord. As successor owner of the property located at 278 DP Aced, Los Alamos, New Mexico, Philip Kunsberg is substituted for Reeves & Associates. LLC as Landlord, with notices to be sent to Philip Kunsberg,1254 Campbell Drive, Las Vegas. Nevada, or to such other place as duly notified by Landlord to Tenant.

2.Extended Term. Both of the referenced Leases are hereby extended for a new term of three years commencing on November 1, 2010, and ending on October 31, 2013 (the Extended Term).

3. Rental Amount. For the first year of the Extended Term, from November 1, 2010, to October 31, 2011, the monthly rental amount for both Leases, respectively, shall be the same as the monthly rental amount in effect for the final month of the initial term of the Leases. For the second year of the Extended Term. from November 1, 2011, to October 31, 2012, the monthly rental amount for both Leases, respectively, shall be the same as the monthly rental amount in effect for the previous year plus 3%. For the third year of the Extended Term, from November 1, 2012, to October 31, 2013, the monthly rental amount for both Leases, respectively, shall be the same as the monthly rental amount in effect for the previous year plus 3%.

4.Early Termination. At any time during the Extended Term, on written notice served on Landlord. Tenant may fully terminate the Leases early for a date certain six months from the date of the notice provided that all rent is fully paid and current. Tenant will continue to pay the monthly rent for the six month period or through the last date of occupancy by the Tenant, if more than six months, and payment of any other amounts owed by Tenant to Landlord pursuant to the provisions of the Leases.

5. Other Provisions. All other provisions of the Leases shall remain in full force and effect.

/s/ Philip Kunsberg	10/28/10
Philip Kunsberg	Date

/s/ Benjamin Warner	10/27/10
Benjamin Warner, President	Date
Caldera Pharmaceuticals, Inc.